Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Professional Diversity Network, Inc. on Form S-1 (File No. 333-215388) of our report dated March 30, 2016, with respect to our audits of the consolidated financial statements of Professional Diversity Network, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years ended appearing in the Annual Report on Form 10-K of Professional Diversity Network, Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Melville, NY
February 10, 2017